Execution Version

ASSET PURCHASE AGREEMENT by and between BGSF PROFESSIONAL, LLC AND BGSF, INC., as Buyer Parties, HORN SOLUTIONS, INC. AND HORN SOLUTIONS DALLAS, LLC, as Sellers, and GARY HORN, as the Selling Person.

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of December 12, 2022, is made and entered into by and between BGSF Professional, LLC, a Delaware limited liability company (“Buyer”), BGSF, Inc. (“BG Parent” and, together with Buyer, the “Buyer Parties”), Horn Solutions, Inc., a Texas corporation (“Horn Solutions”), and Horn Solutions Dallas, LLC, a Texas limited liability company (“Horn Dallas” and, together with Horn Solutions, the “Sellers”), and solely for purposes stated herein, (i) Gary Horn, an individual resident of the State of Texas and a direct or indirect equity holder of the Sellers (the “Selling Person”).
WHEREAS, Sellers are providers of professional staffing services, including consulting, project loan staff, interim, direct hire and managed services specializing in finance, accounting and technology (such business, the “Business”);
WHEREAS, Sellers desire to sell certain of the assets that are used in connection with the Business, and Buyer desires to purchase such assets from Sellers, on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Selling Person will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s execution and delivery hereof, Buyer has required that the Selling Person guarantee certain of Sellers’ obligations under this Agreement and agree to the noncompetition and nonsolicitation provisions set forth in Article VI hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:
ARTICLE I
Purchase of Assets
1.1Purchase of Assets. At the closing of the transactions contemplated by this Agreement (the “Closing” and the date the Closing occurs, the “Closing Date”), Sellers shall sell, transfer, assign and deliver to Buyer the Assets, and Buyer shall purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the “Assets” means the tangible and intangible assets used in, generated by or associated with the Business, and specifically includes (please refer to Section 7.11 for definitions of certain capitalized terms used in this Agreement):
(a)all fixed assets of Sellers, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements;
(b)all Intellectual Property of Sellers with respect to the Business, including the Intellectual Property listed on Schedule 2.17;
(c)the current assets of Sellers as reflected on Schedule 1.6(a), including the Accounts Receivable (whether billed or unbilled), which have been used for purposes of calculating the Adjusted Net Working Capital;
(d)all right, title and interest under each of the Customer Contracts listed on Schedule 1.1(d);
(e)all right, title and interest under the Billable Personnel Contracts listed on Schedule 1.1(e);
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(f)all right, title and interest under each of the Billable Staffing Independent Contractor Contracts listed on Schedule 1.1(f);
(g)all right, title and interest under each of the other contracts listed on Schedule 1.1(g) (collectively, the contracts listed on Schedules 1.1(d), 1.1(e), 1.1(f), and 1.1(g),the “Assumed Contracts”);
(h)all goodwill related to the Business;
(i)all right, title and interest in Sellers’ trade names used in the Business, including “Horn Solutions” and any derivations thereof;
(j)all Permits used in connection with the Business, including the Permits listed on Schedule 2.11;
(k)subject to Section 4.11 below, all Records used by Sellers in connection with the Business, including customer lists, resumes, temporary personnel lists, billable staffing independent contractors lists, referral sources, research and development reports, payroll and billing reports, operating guides and manuals, financial and accounting information, information relating to Staff Employees, Billable Personnel and Billable Staffing Independent Contractors, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records relating to the Business;
(l)any revenue of the Business generated on the Closing Date; and
(m)any unearned revenue of the Business as of the Closing Date.
1.2Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include: (a) any interest in the Real Property, including the land and buildings located at 301 Commerce Green Blvd., Sugar Land TX 77478 (the “Houston Office”), 4835 LBJ Freeway, Suite 400 Dallas, Texas 75244 (the “Dallas Office”), and 3724 Executive Center Drive, Proctor Building, Suite 250, Austin, TX 78731 (the “Austin Office”), other than Sellers’ interest, as applicable, as tenant in the leases for the Houston Office, Dallas Office, and Austin Office pursuant to and in accordance with the respective Lease Assignment Agreements; (b) Sellers’ Cash Equivalents; (c) any employee advances of Sellers; (d) any prepaid insurance expenses of Sellers; (e) any intercompany receivables of Sellers; (f) any taxpayer identification numbers of Sellers and any Tax refunds or credits relating to the operation of the Business or the Assets prior to the Closing Date; (g) any Employee Benefit Plans (except to the extent expressly set forth on Schedule 1.1(g)); (h) any rights in or to a Seller’s franchise to be a corporation or LLC, as the case may be, and its charter or formation, corporate or company seal, minute books or entity actions, and stock or equity books and records; (i) the consideration to be delivered to the Sellers pursuant to this Agreement and all other rights of the Sellers under this Agreement and the other documents and instruments to be executed and delivered pursuant hereto; (j) any prepaid items, claims for contribution, indemnity rights and similar claims and causes of action and other intangible rights to the extent any of the foregoing relate exclusively to any Excluded Asset or to any Liability other than Assumed Liabilities, and any books and Records relating exclusively to any Liability other than Assumed Liabilities including all privileges to the extent related thereto; (k) any of the Seller Entities’ rights in, to and under insurance policies; (l) any contract that is not a Business Contract; (m) items of personal property listed on Schedule 1.2(m); and (n) copies of the Records of the Business that remain in Sellers’ possession and control following the Closing Date (collectively, the “Excluded Assets”); provided, however, that, upon the reasonable request of Buyer, Sellers will provide Buyer with copies of any Records described in this Section 1.2.

1.3Assumed Liabilities. At the Closing, Buyer will only assume: (a) the current Liabilities of Sellers (not including Indebtedness), which have been used for purposes of calculating the Adjusted Net Working Capital; (b) any Liabilities of Sellers specifically assumed pursuant to and in accordance with the Lease Assignment Agreements; and (c) Sellers’ future performance obligations relating to the operation of the Business after the Closing under the Assumed Contracts; provided, however, that Buyer shall not assume any Liabilities under the Assumed Contracts with respect to any breaches of the Assumed Contracts occurring on or before the Closing or any damages to third Persons resulting from acts, events or omissions occurring on or before the Closing, in either case, whether or not known by Sellers as of the Closing (collectively, the “Assumed Liabilities”).
1.4Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not assuming any liability or obligation of Sellers or the Selling Person of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):
(a)Liabilities in respect of any of the Excluded Assets;
(b)Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring on or prior to the Closing;
(c)Liabilities relating to Indebtedness or intercompany payables of Sellers;
(d)Liabilities relating to loans or payables by Sellers to the Selling Person or other Liabilities of Sellers to the Selling Person;
(e)Liabilities of Sellers or their respective direct or indirect owner(s) relating to (i) Taxes for any taxable period, whether before or after the Closing Date; (ii) Taxes arising in connection with the consummation of the transactions contemplated by this Agreement; (iii) unpaid Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a successor or transferee by contract or otherwise; (iv) payments to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes; or (v) any other Taxes for which Sellers or the Selling Person is responsible under Section 4.4 or Section 4.5;
(f)Liabilities related to Sellers’ or the Selling Person’s transaction fees and expenses contemplated in Section 4.2 or otherwise;
(g)any undisclosed Liability;
(h)Liabilities incurred other than in the ordinary course of Sellers’ business, consistent with past practice;
(i)Liabilities related to any Employee Benefit Plans;
(j)Liabilities related to premiums for officer’s life insurance policies that are in place immediately prior to the Closing Date;

(k)all Liabilities for breach of warranty (whether covered by insurance or not) with respect to services rendered on or prior to the Closing Date;
(l)Liabilities of Sellers relating to any, or with respect to any, present or former employees, officers, directors, retirees, independent contractors or consultants, including, without limitation any change of control or severance Liabilities relating to such individuals, except to the extent accrued for as current Liabilities in Adjusted Net Working Capital;
(m)Liabilities related to any Real Property, except any Liabilities of Sellers specifically assumed pursuant to and in accordance with the Lease Assignment Agreements; and
(n)any other Liability that is not an Assumed Liability.
1.5Consideration. Buyer is assuming the Assumed Liabilities and agrees to pay Sellers and the Selling Person an aggregate of $42,659,000, in accordance with this Section 1.5 and subject to adjustment as provided in Section 1.6 (the “Purchase Price”), of which the Parties agree that (a) $42,609,000 will constitute consideration for the acquisition of the Assets from Sellers, and (b) $50,000 will constitute consideration for the Selling Person entering into the agreements and covenants set forth herein, including Section 6.1. The Purchase Price will be paid by Buyer to Sellers as follows: (i) $33,940,000 of the Purchase Price shall be paid in cash by wire transfer of immediately available funds at Closing to the account(s) specified in Schedule 1.5, (ii) BG Parent will issue and deliver to Sellers 254,455 shares of BG Parent’s common stock, par value $0.01 per share (collectively, the “BG Parent Shares”), at Closing in the amount(s) and in the name(s) specified in Schedule 1.5, (iii) Buyer Parties will execute and deliver a two-year, unsecured convertible promissory note in the face amount of $4,368,000 payable to Sellers at Closing, in the form attached hereto as Exhibit A (the “Convertible Note”), and (iv) $1,000,000 of the Purchase Price (the “Holdback Amount”) shall be held by Buyer until the later of (1) the procedures contemplated by Section 1.6 are completed and (2) Buyer’s receipt of the Tax Clearance Letter from Sellers.
1.6Purchase Price Adjustment. An adjustment amount (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate Party, in the manner and at the time set forth in this Section 1.6.
(a)Preparation of Closing Date Net Working Capital. Within 120 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement of the current assets and current Liabilities of Sellers as of the Closing Date (the “Closing Date Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net Working Capital of the Business as of the Closing Date. The Closing Date Net Working Capital Statement shall be unaudited but will be prepared in conformity with GAAP in all material respects and otherwise consistent with Sellers’ past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the Financial Information. An example calculation of the net working capital of the Business is set forth in Schedule 1.6(a).
(b)Payment of Purchase Price Adjustment.
(i)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.6, is greater than the Target Net Working Capital, such excess amount and the Holdback Amount (subject to Section 5.6) shall be paid by Buyer to Sellers.

(ii)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.6, is less than the Target Net Working Capital, and such deficit is greater than the Holdback Amount, Sellers shall pay to Buyer the amount by which such deficit amount exceeds the Holdback Amount and Buyer shall retain the Holdback Amount.
(iii)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.6, is less than the Target Net Working Capital and such deficit is less than the Holdback Amount, Buyer shall pay to Sellers the amount by which the Holdback Amount exceeds such deficit (subject to Section 5.6) and retain the remainder of the Holdback Amount.
(iv)    The Purchase Price Adjustment described in this Section 1.6(b) shall be paid within five Business Days after its determination in accordance with this Section 1.6 and shall be paid by wire transfer to the account designated by the payee in writing to the payor; provided, that any dispute as to the Purchase Price Adjustment has been resolved pursuant to Section 1.6(c).
(c)Procedure for Objecting to Calculation of Adjusted Net Working Capital. On or prior to the sixtieth (60th) day following Buyer’s delivery of the Closing Date Net Working Capital Statement, Sellers may give Buyer a written notice stating Sellers’ objection to the Closing Date Net Working Capital Statement and Buyer’s calculation of the Adjusted Net Working Capital. During such sixty (60) calendar day period, upon reasonable notice to Buyer, Sellers and Sellers’ accountants shall have reasonable access to the relevant books and records of the Business, the personnel of Buyer (provided that access to such personnel shall be during normal business hours) and all other information reasonably requested by Sellers and Sellers’ accountants to the extent it relates to the Closing Date Net Working Capital Statement. If Sellers have not given any notice of objection with respect to the Closing Date Net Working Capital Statement within 60 days after its delivery by Buyer or if Sellers give Buyer written notice stating Sellers’ acceptance of the Closing Date Net Working Capital Statement prior to that, then the calculation of Adjusted Net Working Capital described in this Section 1.6 shall be based on the Closing Date Net Working Capital Statement. If, however, Sellers have given a written notice of objection with respect to the Closing Date Net Working Capital Statement specifying the items and amounts to which Sellers are objecting within the applicable 60-day period, then Buyer and Sellers shall attempt to resolve their differences in good faith. If Buyer and Sellers cannot agree on appropriate changes to be made to the Closing Date Net Working Capital Statement within ten days after the delivery of Sellers’ objection notice to the Closing Date Net Working Capital Statement, then Buyer and Sellers shall submit the Closing Date Net Working Capital Statement, along with the written objections of Buyer and Sellers, to the Independent Accounting Firm. If the amount in controversary is less than the Holdback Amount, the amount by which the Holdback Amount exceeds the amount in controversary shall be considered to have been determined for purposes of this Section 1.6. Buyer and Sellers shall request the Independent Accounting Firm to determine only those aspects of the Closing Date Net Working Capital Statement that are in controversy and to make the final determination as an expert, not as an arbitrator, in accordance with the terms of this Agreement, within 30 days after the request. The Purchase Price Adjustment described in this Section 1.6 shall be based on the Closing Date Net Working Capital Statement as adjusted to take into account the Independent Accounting Firm’s determinations of those matters that are in controversy. Buyer and Sellers shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Date Net Working Capital Statement, Schedule 1.6(a) and the objections of Buyer and Sellers and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Sellers and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Parties (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.
1.7Closing. The Closing shall take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201, or via facsimile or portable document format (pdf), with originals to follow via overnight delivery, immediately following the execution and delivery of this Agreement and the delivery of all of the items listed in Section 1.8. The Closing shall be effective as of 12:01 a.m. Central Daylight Time on the Closing Date (the “Effective Time”).
1.8Closing and Post-Closing Deliveries. Contemporaneously with, and subsequent to, as applicable, the execution and delivery of this Agreement:
(a)Sellers will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law to effect or record the transfer of any Asset for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and marketable title in such Assets, free and clear of any Liens, other than Permitted Liens;
(b)Sellers will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, which is attached hereto as Exhibit B;
(c)Buyer and Sellers will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, which is attached hereto as Exhibit C;
(d)Buyer and Sellers will execute and deliver to each other Lease Assignment and Assumption Agreements with respect to the Houston Office, Dallas Office, and Austin Office, in form and substance reasonably satisfactory to Buyer and Sellers (each a “Lease Assignment Agreement” and collectively, the “Lease Assignment Agreements”), which includes, to the extent required under the terms of the applicable lease agreement, as an exhibit thereto the form of consent of the landlord of the Houston Office, Dallas Office, and Austin Office to their respective Lease Assignment Agreement, and Sellers will deliver to Buyer occupancy to the Houston Office, Dallas Office, and Austin Office;
(e)B G Staff Services, Inc. and Scott Patenaude will execute and deliver to each other an employment agreement, in the form attached hereto as Exhibit D;
(f)B G Staff Services, Inc. and Rob Robinson will execute and deliver to each other an employment agreement, in the form attached hereto as Exhibit E;

(g)Sellers will deliver to Buyer executed UCC Termination Statements or other evidence reasonably satisfactory to Buyer, such as customary payoff letters, to evidence the release of any and all Liens on the Assets, other than Permitted Liens;
(h)Sellers will deliver to Buyer all third Person consents that are necessary for the transfer of any Assets, including the Assumed Contracts, in accordance with Section 4.8;
(i)Sellers will execute and deliver to Buyer such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Buyer as reasonably requested by Buyer in order to convey to Buyer all right, title and interest in and to the Assets in the manner provided for in this Agreement;
(j)Sellers will deliver to Buyer or otherwise make available the originals or copies of all of Sellers’ books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business, including any log-in information and passwords necessary to access such information (except for the Purchase Price);
(k)Sellers and the Selling Person will deliver to Buyer a properly completed Internal Revenue Service Form W-9;
(l)Sellers and Buyer will execute and deliver to each other a Transition Services Agreement, in the form attached hereto as Exhibit F;
(m)Sellers and Buyer will execute and deliver to each other an Employee Leasing Agreement, in the form attached hereto as Exhibit G; and
(n)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Party certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or other entity authorization of that Party authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction, and certifying the names and signatures of the officers of that Party authorized to sign the Transaction Documents.
1.9Further Assurances. At or after the Closing, and without further consideration, (a) Sellers will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto and (b) Buyer will execute and deliver to Sellers such further instruments as Sellers may reasonably request in order to effect Buyer’s assumption of the Assumed Liabilities from Sellers.
1.10Allocation of Purchase Price. Within 60 days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.6, Buyer shall prepare and deliver to Sellers a proposed allocation of the Purchase Price (which for purposes of this Section 1.10 shall include any Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes) among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.5. For a period of 30 days following Sellers’

receipt of Buyer’s proposed allocation, Sellers and Buyer shall work together to seek an agreement on the proposed allocation. If Sellers and Buyer are unable to reach an agreement regarding such allocation during such 30-day period (or by such other deadline as Sellers and Buyer agree in writing), Buyer and Sellers shall submit their disagreement to the Independent Accounting Firm to be resolved. The final allocation, whether as prepared by Buyer and not timely objected to by Sellers, as agreed by the Parties or as determined by the Independent Accounting Firm (the “Final Allocation”), shall be final and binding on all Parties. Except as required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law) or as otherwise provided herein, Sellers, Buyer, the Selling Person and all of their respective Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation and shall take no position inconsistent therewith (including in any amended Tax Returns, claims for refund or audits or examination by any Governmental Body or any other Proceedings) on any Tax Return or in connection with any Proceeding regarding Taxes; provided, however, that nothing herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Body based on the Final Allocation and no Party will be required to litigate any proposed adjustment by any Governmental Body challenging such Final Allocation. In the event that the Final Allocation is disputed by any Governmental Body, the Party receiving the notice of the contest shall provide the other Parties with prompt written notice thereof (which in any event shall be provided within 30 days after receiving notice of contest from the Governmental Body). Any fees and expenses of the Independent Accounting Firm to resolve a dispute in accordance with this Section 1.10 shall be borne 50% by Sellers and 50% by Buyer. To the extent reasonably requested by any Party, subject to the foregoing, Buyer and Sellers shall reasonably cooperate in the filing of any forms with respect to such allocation, including any required amendments to such forms. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Any adjustments to the Purchase Price (excluding imputed interest), if any, shall be allocated among the Assets as set forth in the Final Allocation.
1.11Tax Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable by Buyer pursuant to this Agreement as Buyer determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Law relating to Taxes or under any other applicable Law. Prior to making any such deduction, Buyer shall notify the Sellers of the obligation or entitlement to deduct and withhold and, if applicable and to the extent practicable, provide such Sellers a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction and withholding (or reduce the amount of deduction and withholding) under applicable Law. Buyer shall reasonably cooperate with the Sellers to obtain such information and tax forms that are available to reduce or eliminate any such deduction or withholding. To the extent such amounts are so deducted or withheld and subsequently paid to the appropriate Governmental Body by Buyer, Buyer shall provide evidence that such deducted or withheld amounts have been remitted to the applicable Governmental Body, and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
ARTICLE II
Representations and Warranties of Sellers
Sellers hereby represent and warrant to Buyer as follows:
1.1Organization. Horn Solutions is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas and Horn Dallas is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Sellers have full power to own their properties and to conduct the Business as presently conducted. Sellers are duly authorized, qualified or licensed to do business and are in good standing in each state or other jurisdiction in which Sellers’ assets are located or in which the Business as presently conducted makes such qualification necessary. Sellers are required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1, and Sellers are so qualified in such jurisdictions. Set forth in Schedule 2.1 is a list of all assumed names under which Sellers operate the Business and all jurisdictions in which any of such assumed names is registered. There is no pending or, to the Knowledge of Sellers, threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of Sellers.
1.2Authority. Sellers and the Selling Person have all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Sellers and the Selling Person pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Sellers and the Selling Person of each Seller Document has been duly authorized by all necessary action on the part of Sellers and the Selling Person. This Agreement and the other Seller Documents have been duly executed and delivered by Sellers and the Selling Person. This Agreement and each of the other Seller Documents are legal, valid and binding agreements of Sellers and the Selling Person, enforceable against Sellers and the Selling Person in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Schedule 2.2 sets forth the sole record and beneficial owners of each of the outstanding equity interests of Sellers (including, with respect to any trust, the individual benficiaries of such trust), and no other Person owns any equity interests in Sellers or has the right to acquire an equity interest in Sellers.
1.3Title to Assets.
(a)Set forth in Schedule 2.3(a) is a complete list of the street addresses of all real property leased by Sellers and used in connection with the Business (the “Real Property”). Each other fixed asset of Sellers that was used in, generated by or associated with the Business as of the Latest Balance Sheet Date is set forth in the Fixed Asset Report included in Schedule 2.6 and the Sellers have not acquired or disposed of any fixed assets since such date, except for acquisitions or dispositions of fixed assets with a value of less than $5,000 in the ordinary course of business. There are no vehicles owned or leased by Sellers and used in or associated with the Business. Sellers do not own any real property.
(b)The Assets, together with the Excluded Assets, constitute all of the assets of Sellers that are used in or associated with the Business and constitute all assets necessary to carry on the Business as currently conducted.
(c)Sellers have good and marketable title to all of the Assets they own, or purport to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens other than Permitted Liens. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, the execution and delivery of the Seller Documents by Sellers at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by Sellers at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted and (ii) are in good working order and have been properly and regularly maintained.

(d)The Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by Sellers. Improvements included in the Real Property were constructed in full compliance with, and remain in full compliance with, all applicable Laws, covenants, conditions and restrictions affecting the Real Property. Final, unconditional certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements, true and complete copies of which have been provided to Buyer. There are no actions pending or, to the Knowledge of Sellers, threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. Sellers have not received notice from any insurance company or Governmental Body of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. No fact or condition exists or, to the Knowledge of Sellers, is threatened that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.
1.4No Violation. Neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach or default) under, or result in the creation of any Lien on the Assets other than Permitted Liens pursuant to, or relieve any Person of any obligation to Sellers or the Selling Person or give any Person the right to terminate or accelerate any obligation under, any (i) Organizational Document of Sellers or (ii) subject to obtaining any necessary third Person consents pursuant to Section 4.8, any material contract, agreement, Permit or Law to which Sellers or the Selling Person is a party or by which Sellers, the Selling Person or any of the Assets or the Business is in any way bound or obligated.
1.5Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Sellers or the Selling Person in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.
1.6Financial Information.
(a)Attached as Schedule 2.6 are true and complete copies of (i) the unaudited consolidated balance sheets of Sellers for Sellers’ 2021 and 2020 fiscal years and as of October 31, 2022 (the “Latest Balance Sheet”) and the related unaudited consolidated income statements of Sellers for the corresponding periods then ended, (ii) a detailed aging summary of the Accounts Receivable, aged by invoice date and customer (the “Aged A/R Report”), as of the date of the Latest Balance Sheet, (iii) a detailed report of Sellers’ prepaid expenses, including a description of each prepaid expense and the value assigned to each, as of the date of the Latest Balance Sheet, (iv) a detailed report of Sellers’ fixed assets, including a description of each class of fixed asset along with the approximate original purchase price of each such fixed asset and the original date of purchase, as of the date of the Latest Balance Sheet (the “Fixed Asset Report”), (v) a detailed aging summary of Sellers’ accounts payable, aged by due date (the “Aged A/P Report”), as of the date of the Latest Balance Sheet, (vi) a detailed report of Sellers’ accrued incentives and bonuses, including a description of each accrued incentive and bonus and the value assigned to each, as of the date of the Latest Balance Sheet, (vii) a detailed report of Sellers’ accrued payroll, as of the date of the Latest Balance Sheet (collectively, items (i) – (vii) above, the “Financial Information”). The Financial Information presents fairly in all material respects the financial condition of the Business as a whole (or in the case of clauses (ii) through (vii), the items specified therein) at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP; provided, that Sellers’ fixed assets have been depreciated to nil and Sellers are not in compliance with Lease Accounting Standard ASC 842. The Financial Information does not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Information has been prepared from the books and Records of Sellers, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by and incurrence of Liabilities by the Business.
(b)Sellers do not have any Liabilities of or relating to the Business except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; and (iii) ordinary course performance obligations under agreements entered into by Sellers in the ordinary course of business, consistent with past practice (including the Business Contracts), which Liabilities in the case of (ii) and (iii) above are not required by GAAP to be reflected in the Latest Balance Sheet.
(c)All Accounts Receivable that are reflected in the Financial Information represent valid obligations arising from services actually performed by Sellers or on its behalf in the ordinary course of the Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are current and collectible net of any respective reserves shown in the Financial Information, which reserves are adequate and calculated consistent with past practice in the ordinary course of the Business. Each of such Accounts Receivable either has been or will be collected in full, net of such respective reserves, without any setoff, within 120 days after the Closing Date.
1.7Absence of Certain Changes. Since January 1, 2021 and through the Closing Date, Sellers have operated the Business in the ordinary course of business, consistent with past practice, and there has not been:
(a)any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, Assets or Liabilities of the Business or with respect to the manner in which Sellers conduct the Business;
(b)any change by Sellers in their accounting methods, principles or practices relating to the Business;
(c)the termination of employment (whether voluntary or involuntary) of any officer or key employee of Sellers employed in the Business or the termination of employment (whether voluntary of involuntary) of employees of Sellers employed in the Business in excess of historical attrition in non-executive personnel;
(d)any waiver by Sellers of any material rights related to the Business or the Assets;

(e)any other transaction, agreement or commitment entered into or affecting the Business or the Assets that obligates Sellers to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings outside amounts approved in Sellers’ budget, except in each case in the ordinary course of business and consistent with past practice; or
(f)any agreement or understanding to do or resulting in any of the foregoing.
1.8Taxes.
(a)Except as set forth on Schedule 2.8: All Tax Returns (including income, property, sales, transfer, use, franchise, withholding, single business, social security and unemployment Tax Returns) required to be filed by Sellers and the Selling Person that encompass or relate in any manner to the Assets or the Business have been timely filed, and all such Tax Returns are true, correct and complete and have been prepared in substantial compliance with all applicable Laws. All Taxes (whether or not shown on any Tax Return) that are due and payable by Sellers, or relating to the Assets or the Business that are due and payable by the Selling Person, have been timely paid. Sellers are not currently the beneficiaries of any extension of time with which to file any Tax Return. Sellers and the Selling Person do not expect any taxing authority to assess any additional Taxes relating to the Sellers or the Assets or the Business for any period for which Sellers and the Selling Person have filed Tax Returns. No Tax deficiency has been proposed or assessed against the Selling Person with respect to the Assets and the Business, or Sellers, and neither Sellers nor the Selling Person have executed any waiver of any statute of limitations on the assessment or collection of any Tax. No Tax audit, action, suit, Proceeding, investigation or claim is now pending or, to the Knowledge of Sellers or Selling Person, threatened against the Selling Person with respect to the Assets or Business or Sellers, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with the Selling Person Tax Returns with respect to the Assets or Business or Sellers’ Tax Returns. No claim has ever been made by a taxing authority in a jurisdiction in which Sellers do not currently file Tax Returns that Sellers are or may be subject to Tax by that jurisdiction, and, to the Knowledge of Sellers, there is no basis for any such claim. Sellers have timely withheld or collected from each payment made to each of its employees, independent contractors, creditors, stockholders and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and has timely paid the same to the proper Tax authorities or authorized depositaries and all federal, state and local Tax Returns required with respect to such payments have been timely completed. Without limiting the generality of the foregoing, Sellers have properly administered (including the proper preparation of all returns and reports), and complied with, applicable Laws in connection with the federal earned income credit and the advance payments thereof (and any equivalent rules for state and local Tax purposes). There are no Liens for unpaid Taxes on the Assets or Business other than Permitted Liens and no claim for unpaid Taxes has been made by any Tax authority that could give rise to any such Lien and there is no basis for any such Lien. None of the Assets includes any: (i) stock in a corporation (as that term is defined in Code Section 7701(a)(3) and related Treasury Regulations), or interests in an entity treated as a corporation for U.S. federal income tax purposes; (ii) interests in a partnership (as that term is defined in Code Section 7701(a)(2) and related Treasury Regulations) or an entity treated as a partnership for U.S. federal income tax purposes; or (iii) interests in an entity disregarded as an entity for U.S. federal income tax purposes separate from its owners. None of the Assets are subject to any arrangement for which any election has been filed under Section 761(a) of the Code. None of the Assumed Liabilities includes: (i) an obligation to make a payment that is not deductible under Section 280G of the Code; (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes; (iii) an obligation under any Record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Body that will survive the Closing or impose any Liability on Buyer after the Closing; (iv) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code or any additional Tax under Section 409A of the Code that is imposed on such Person or any other Person; or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law). The unpaid Taxes of Sellers (A) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in the notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing their Tax Returns. There are no Taxes of the Sellers or Selling Person for which Buyer may become liable as a result of the transactions contemplated by this Agreement. Sellers have timely and properly complied with all applicable abandoned property law, escheat law or similar laws.
(b)Except as set forth on Schedule 2.8, neither the Sellers nor any of their Affiliates has applied for or received any relief from Taxes under the CARES Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (dated August 8, 2020), or any other Law arising out of or in response to COVID-19, including claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.
(c)“Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, escheat, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers’ compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; (iii) interest, penalties and additions to tax imposed with respect thereto; and (vi) any transfer Liability in respect of any item described in clause (i), (ii), or (iii) payable by reason of contract, assumption, transferee Liability, operation of Law, Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law), or otherwise.
(d)“Tax Return” means any return, report, notice or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

1.9Proceedings. There are currently no pending or, to the Knowledge of Sellers, threatened Proceedings by any Person against Sellers relating to or concerning the Business or to which any of the Assets may be subject. Sellers are not subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates to the Business or the Assets.
1.10Compliance with Laws. Sellers are currently complying with, and have at all times complied with, in all material respects each applicable statute, law (including common law), ordinance, decree, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, employment, immigration and labor matters and all rules and regulations relating thereto (collectively, “Laws”).
1.11Permits. Sellers own or possess from each appropriate Governmental Body all right, title and interest in and to all Permits issued by any Governmental Body necessary to conduct the Business. Each Permit is described in Schedule 2.11 and is included within the Assets and is fully transferable to Buyer without any material modification or payment. No loss or expiration of any such Permit is pending or, to the Knowledge of Sellers, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof and that may be renewed in the ordinary course of business without lapsing.
1.12Employee Matters.
(a)Schedule 2.12(a) sets forth a true and complete list by name of all employees of Sellers on the date hereof whose duties are primarily the provision of administrative and operational services for the Sellers’ internal use (the “Staff Employees”). Sellers have provided Buyer with a true and complete list of all employees of Sellers as of the payroll date immediately preceding the Closing Date whose duties are primarily the provision administrative and operational services for the Sellers’ internal use, including the name, title or job description, compensation and benefits for each such employee. No Staff Employee maintains H-1B nonimmigrant status as of the date hereof.
(b)Schedule 2.12(b) sets forth a true and complete list of all employees of Sellers on the date hereof whose duties are primarily the provision of billable services to clients of the Business (the “Billable Personnel), including the name, pay rate, bill rate and customer assignment for each Billable Personnel. No Billable Personnel maintains H-1B nonimmigrant status as of the date hereof. As of the Effective Time and date of the Closing, Sellers do not have any employees except as set forth in Schedules 2.12(a) and 2.12(b).
(c)Schedule 2.12(c) sets forth a true and complete list of all independent contractors used or engaged by Sellers on the date hereof in connection with providing billable services to clients of the Business (the “Billable Staffing Independent Contractors”), including the name, pay rate, bill rate and customer assignment for each engaged employee of Billable Staffing Independent Contractors.
(d)Sellers maintain for each Staff Employee, Billable Personnel and Billable Staffing Independent Contractor all forms, Records, and other documents required by federal, state and local Law, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance. Sellers have performed with respect to each Staff Employee, Billable Personnel and Billable Staffing Independent

Contractor such investigations, background checks, reviews and other inquiries as required by Law.
(e)Sellers do not have any collective bargaining, union or labor agreements, contracts or other arrangements with any group of Staff Employees, Billable Personnel or Billable Staffing Independent Contractors, labor union or employee representative and there is no organizational effort currently being made or, to the Knowledge of Sellers, threatened by or on behalf of any labor union with respect to the Staff Employees, Billable Personnel or Billable Staffing Independent Contractors. Sellers have not experienced, and, to the Knowledge of Sellers, there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. Sellers have no plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to directors, managers, officers or Staff Employees, Billable Personnel or Billable Staffing Independent Contractors except in the ordinary course of business consistent with Sellers’ past practices.
(f)Sellers are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent that they relate to the Staff Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Sellers as independent contractors of the Business are properly treated as independent contractors under all applicable Laws.
1.13Employee Benefit Plans.
(a)Set forth in Schedule 2.13(a) is a complete and correct list of all “Employee Benefit Plans” of Sellers as of the Closing Date. The term “Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or fringe benefit plan, agreement, policy, or arrangement (whether written or oral, qualified or nonqualified, currently effective or terminated, funded or unfunded), sponsored, maintained, contributed to or required to be contributed to by Sellers for the benefit of any current or former employee or other service provider of Sellers in connection with the Business, or any dependent or beneficiary thereof. No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any individual residing or working outside the United States.
(b)Sellers have provided to Buyer a true and complete copy of (i) each Employee Benefit Plan, including all amendments thereto and all written interpretations thereof, and (ii) the most recent summary plan description and any summaries of material modifications made thereto. No Employee Benefit Plan provides any Billable Staffing Independent Contractor with any of the benefits described in Section 2.13(a). Except as set forth in Schedule 2.13(a), Sellers have no formal plan or commitment, whether legally binding or not, to create any new Employee Benefit Plan or change any existing Employee Benefit Plan that would affect any Staff Employee, Billable Personnel or Billable Staffing Independent Contractor or any dependent or beneficiary thereof. Sellers have provided Buyer all documentation and other information related to the Employee Benefit Plans that has been requested by Buyer.
(c)None of the Employee Benefit Plans is, and Sellers have never sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA; (ii) a “multiemployer welfare arrangement” as defined in Section 3(40) of ERISA; (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which Sellers or any entity within the same “controlled group” as Sellers within the meaning of Section 4001(a)(14) of ERISA contribute or have an obligation to contribute or (iv) a plan subject to Title IV of ERISA.
(d)Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a preapproved plan, can rely on an opinion letter from the Internal Revenue Service to the preapproved plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.
(e)Each Employee Benefit Plan is now and has been operated in all material respects in compliance with its terms and with all applicable Laws including, without limitation, the Code, ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state Law (“COBRA”), the Patient Protection and Affordable Care Act, the regulations and authorities published thereunder. Sellers have performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and no party is in material default or otherwise in material violation of, any Employee Benefit Plan.
(f)There is no pending or, to Knowledge of Sellers, threatened Proceeding relating to an Employee Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the four years prior to the date hereof been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body.
(g)No Employee Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason other than as required under COBRA the entire cost of which is payable by the individual. Schedule 2.13(g) sets forth, on a de-identified basis in compliance with HIPAA, each current or former Staff Employee or Billable Personnel (or dependent or beneficiary thereof) who is receiving continuation coverage under COBRA as of the date hereof and specifies what level of coverage such individual currently has under COBRA.
(h)Neither the execution of this Agreement nor any of the transactions contemplated by this agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Staff Employee to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any Staff Employee; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(i)Sellers expressly acknowledge that Buyer will not assume any Employee Benefit Plans of Sellers or take on any Liability relating to any Employee Benefit Plans of Sellers except as otherwise expressly stated in this Agreement.
1.14Business Contracts.
(a)Schedule 1.1(d) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Sellers are a party or beneficiary or by which Sellers (in respect of the Business) or any of the Assets is bound or otherwise obligated for which Sellers have provided staffing services at any time during the period beginning on January 1, 2022 and ending on the Closing Date, including all customer contracts, purchase orders and statements of work (collectively, the “Customer Contracts”). Each Customer Contract represents the entire agreement between Sellers and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Customer Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Customer Contract (with or without the lapse of time or giving of notice, or both).
(b)Schedule 2.14(b) lists a generic description of each of the employment-related agreements and policies applicable to Billable Personnel (collectively, the “Billable Personnel Contracts”). Each Temporary Personnel Contract represents the entire agreement between Sellers and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Billable Personnel Contract will continue to be binding in accordance with its terms following the Closing Date and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money not contemplated by Section 4.3(c), under any Billable Personnel Contract (with or without the lapse of time or giving of notice, or both).
(c)Schedule 1.1(f) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Sellers are a party or beneficiary or by which Sellers (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Billable Staffing Independent Contractors who are providing billable services on the date hereof (collectively, the “Billable Staffing Independent Contractor Contracts”). Each Billable Staffing Independent Contractor Contract represents the entire agreement between Sellers and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each

Billable Staffing Independent Contractor Contract will continue to be binding in accordance with its terms following the Closing Date and the closing of the transactions contemplated hereby the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Billable Staffing Independent Contractor Contract (with or without the lapse of time or giving of notice, or both).
(d)Schedule 2.14(d) lists the following currently effective agreements (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Sellers are a party or beneficiary or by which Sellers (in respect of the Business) or any of the Assets is bound or otherwise obligated, which is not listed in any other Schedule (collectively with the agreements and policies listed in the other Schedules, the “Business Contracts”): (i) real estate leases; (ii) agreements evidencing, securing or otherwise relating to any Indebtedness for which Sellers are, directly or indirectly, liable; (iii) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets that are material to the Business; (iv) agreements pursuant to which Sellers are entitled or obligated to either acquire any assets from, or sell any assets to, a third Person; (v) insurance policies; (vi) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (vii) agreements with or for the benefit of the Selling Person, or any director, manager, officer or employee of Sellers employed in the Business, or any Affiliate or immediate family member thereof.
(e)Sellers have delivered to Buyer a true, correct and complete copy of each written Business Contract and a written, detailed summary of each material term of each oral Business Contract. Each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Sellers have performed all of their material obligations under each Business Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Sellers or, to the Knowledge of Sellers, on the part of any other Person under any Business Contract. There has been no termination or notice of default or, to the Knowledge of Sellers, any threatened termination under any Business Contract. To the Knowledge of Sellers, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the acquisition contemplated by this Agreement.
1.15Customers. Set forth on Schedule 2.15 is a complete list of all customers of Sellers whom Sellers have performed services for since the beginning of Sellers’ 2020 fiscal year (the “Customers”), which list indicates the amount of revenues attributable to each such Customer, during Sellers’ 2020 fiscal year, 2021 fiscal year, and during the 2022 interim period ended on the date of the Latest Balance Sheet. None of the Customers has notified Sellers of any intention or, to the Knowledge of Sellers, threatened to terminate or materially alter its relationship with Sellers, and to the Knowledge of Sellers, there is no reason the acquisition of the Business by Buyer would likely terminate or materially alter such relationships that would in any such instance have a material adverse effect on the Business. There has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Customer, there has been no material reduction in the level of purchases of services by any Customer (except as already reflected in the amount of revenues set forth in Schedule 2.15) and there has been no dispute with a Customer that would in any such instance have a material adverse effect on the Business, in each case since the beginning of Sellers’ 2020 fiscal year.
1.16Warranties. Sellers have committed no act, and there has been no omission by Sellers, that would reasonably be expected to give rise to any Liability for breach of warranty (whether covered by insurance or not) on the part of Sellers, with respect to services rendered prior to or on the Closing Date.
1.17Intellectual Property Rights. Set forth on Schedule 2.17 is a complete list of all Intellectual Property. Sellers have the right to use all Intellectual Property used by Sellers or necessary in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and Sellers are not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. All Intellectual Property included within the Assets is fully transferable to Buyer without any material modification or payment. No other Person is infringing the rights of Sellers in any of their Intellectual Property. Sellers have, and at Closing Buyer will receive, the right to use the name “Horn Solutions” including derivations thereof, and all trade names, domain names, email addresses and logos used by Sellers in connection with the Business.
1.18Environmental Matters. Sellers have conducted the Business in compliance with all applicable Environmental Laws, including without limitation by having all Permits required under any applicable Environmental Law in connection with any aspect of the operation of the Business. Sellers have not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that Sellers may be in violation of, or liable under, any Environmental Law in connection with the Business or relating to any of the Assets. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property or as a result of any activity of Sellers in the operation of the Business or otherwise, and no Person or property has been exposed to Hazardous Substances in violation of any applicable Environmental Law in connection with the operation of the Business. Sellers, in connection with the Business, nor any of the Assets is subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. Sellers have satisfied and are currently in compliance with all financial responsibility requirements, if any, applicable to the operation of the Business and imposed by any Governmental Body under any Environmental Laws.
1.19Competing Interests. Neither the Selling Person, nor any director, manager, officer or management-level employee of Sellers, nor any Affiliate of the Selling Person (each, a “Related Party”): (a)  owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of Sellers (in respect of the Business) or that otherwise has material business dealings with Sellers (in respect of the Business); or (b) is a party to, or otherwise has any direct or indirect interest opposed to Sellers under, any Business Contract or other business relationship or arrangement.
1.20No Brokers. Sellers and the Selling Person have not incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
1.21PPP Loans.
(a)All information, certifications, authorizations, and question responses provided by Sellers and its Affiliates pursuant to that certain Payroll Protection Program (“PPP”) “Borrower Application Form” (SBA Form 2483), “Second Draw Borrower Application Form” (SBA Form 2483-SD), the related loan application and promissory note with Zions Bancorporation, N.A. (the “PPP Lender”), and all information provided in all supporting documents and forms with respect thereto, were true and correct in all material respects when made. All of Sellers’ borrowings under the PPP, which were drawn in full on the date of this Agreement (the “PPP Loan”), complied in all respects with the PPP’s requirements for loan forgiveness and have been forgiven.
(b)Sellers have used all of the proceeds of the PPP Loan exclusively for CARES Forgivable Uses (as defined below) in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of the PPP Loan and have taken all commercially reasonable steps to have the PPP Loan forgiven pursuant to the CARES Act. Sellers and the PPP Loan have complied in all material respects with the applicable requirements of the CARES Act and constitutes a “covered loan” under, and as defined in, Section 1102 of the CARES Act.
1.22Investment Intent. Each of Sellers and the Selling Person (a) understands that the issuance of the BG Parent Shares pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities Laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the BG Parent Shares solely for Sellers and/or the Selling Person’s own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act or any state securities Laws, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning BG Parent and its Affiliates and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the BG Parent Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the BG Parent Shares, (f) acknowledges that the BG Parent Shares shall contain a legend substantially in the form set forth in Schedule 2.22, and (g) is an Accredited Investor (as defined in Regulation D promulgated under the Securities Act).
1.23No Misrepresentations. The representations, warranties and statements made by Sellers and the Selling Person in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading. Sellers and the Selling Person have disclosed to Buyer all material facts and information material to the proposed purchase of the Assets and the Business hereunder that is known to Sellers and the Selling Person.
ARTICLE III
Representations and Warranties of Buyer Parties
Buyer Parties represent and warrant to Sellers as follows:
1.1Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. BG Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer Parties have full power to own their properties and to conduct their business as presently conducted. Buyer Parties are duly authorized, qualified or licensed to do business and are in good standing in each state or other jurisdiction in which their assets are located or in which their business as presently conducted makes such qualification necessary.
1.2Authority. Buyer Parties have all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer Parties pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer Parties of each Buyer Document has been duly authorized by all necessary action on the part of the respective Buyer Parties. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer Parties. This Agreement and each of the other Buyer Documents are legal, valid and binding agreements of Buyer Parties, enforceable against Buyer Parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).
1.3No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer Parties will not conflict with or result in the breach of any term of, or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach of default) under (i) any Organizational Document of Buyer Parties or (ii) under any material agreement, order or Law to which Buyer Parties are a party or by which Buyer Parties are in any way bound or obligated that will prevent Buyer Parties from consummating the transactions contemplated by this Agreement.
1.4Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement (assuming the accuracy of the representations and warranties made by Sellers in Article II, including Section 2.21 (Investment Intent).
1.5Financing. The Buyer Parties will have as of the Closing sufficient funds available as and when needed to consummate the transactions contemplated by this Agreement and to perform their obligations hereunder in accordance with the terms and conditions of this Agreement.
1.6Proceedings. There are currently no pending or, to the Knowledge of Buyer Parties, threatened Proceedings by any Person against Buyer Parties that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with the transactions contemplated by this Agreement.
1.7Valid Issuance of BG Parent Shares. The BG Parent Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, assuming the accuracy of the representations and warranties of Sellers in Section 2.22, and will be issued in compliance with, or pursuant to a valid exemption from, Securities and Exchange Commission Rule 144 (“Rule 144”) and will bear a legend compliant with Rule 144.
1.8BG Parent SEC Documents and Financial Statements. BG Parent has timely filed each annual, quarterly and other periodic report and definitive proxy statement required to be filed with the SEC from January 1, 2020, through the date of this Agreement (the “Buyer Parent SEC Documents”). As of their respective filing dates, the BG Parent SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such BG Parent SEC Documents. The financial statements of BG Parent included in the BG Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of BG Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of BG Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).
1.9No Brokers. Buyer has not incurred, nor will it incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
ARTICLE IV
Covenants and Agreements
1.1Assistance with Permits and Filings. Each Party will furnish the other Parties with all information concerning such Party that is required for inclusion in any application or filing made by the requesting Party to or with any Governmental Body in connection with the transactions contemplated by this Agreement. Sellers will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.
1.2Transaction Costs. Except as otherwise expressly provided in this Agreement, Buyer Parties will pay all transaction costs and expenses (including legal, accounting and other professional fees) that they incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Sellers will pay all transaction costs and expenses (including legal, accounting and other professional fees) that Sellers or the Selling Person incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
1.3Employee Matters.
(a)Effective as of the day immediately following the termination date of the Employee Leasing Agreement (the “Employee Transfer Date”), Buyer may offer employment to the Staff Employees listed on Schedule 4.3(a). A Staff Employee of the Business to whom an offer of employment is made by Buyer and who accepts such offer shall become a staff employee of Buyer on the day such person reports, if at all, to work for Buyer (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). For twelve months following the Employee Transfer Date, each Transferred Staff Employee will be eligible to participate in Buyer’s employee benefit plans on substantially similar terms as Buyer’s other similarly situated staff employees; provided, however, that Buyer shall have full discretion to establish the titles, duties and responsibilities, wages, hours and other terms and conditions of employment for all Transferred Staff Employees. From and after the Employee Transfer Date, Buyer (or any legal successor) will have sole discretion over the promotion, retention or termination of the Transferred Staff Employees. Sellers and Buyer agree that the alternative procedure described in Section 5 of Revenue Procedure 2004-53, 2004-2 CB 320, will apply to the Transferred Staff Employees. Sellers and Buyer will reasonably cooperate and provide such information and documentation as each of them may reasonably request of the other to implement the alternative procedure for the Transferred Staff Employees.
(b)Sellers shall use their best efforts to provide continuation coverage under COBRA to all M&A qualified beneficiaries (as defined in Treasury

Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement. In the event that Sellers cease to maintain any group health plan at any time after the Employee Transfer Date and, as a result, Buyer is deemed to be a successor employer (as defined in Treasury Regulation Section 54.4980B-9, Q&A-8(b)(i)) to Sellers for the purposes of the continuation of coverage requirements under COBRA, Sellers shall reimburse Buyer for the Excess Claims (as defined below) of any Staff Employee set forth on Schedule 4.3(b) and any enrolled beneficiary thereof, in each case who elects COBRA continuation coverage under Buyer’s group health plans (each, a “Transferred COBRA Participant”). For purposes of this Section, “Excess Claims” means, with respect to any Transferred COBRA Participant, the amount by which (i) the aggregate amount of any group health plan reimbursements paid in respect of such Transferred COBRA Participant during any plan year under Buyer’s group health plans exceeds (ii) the aggregate amount of COBRA premiums paid by such Transferred COBRA Participant for COBRA continuation coverage under Buyer’s group health plans during such plan year; provided, however, that in no event will the Sellers’ liability for any Transferred COBRA Participant under this Section for any plan year exceed the amount equal to $80,000, less the aggregate amount of COBRA premiums paid by the Transferred COBRA Participant for COBRA continuation coverage under Buyer’s group health plans during such plan year.
(c)Buyer shall assume each Transferred Staff Employee’s paid time off that is accrued and unused as of the Closing Date (the “Rollover PTO”); provided, however, that a Transferred Staff Employee’s Rollover PTO shall not exceed the lesser of (i) forty (40) hours or (ii) the amount reflected as a current Liability on Schedule 1.6(a) in respect of such Transferred Staff Employee’s accrued and unused paid time off as of the Closing Date. The Rollover PTO may be used by the Transferred Staff Employee in accordance with Buyer’s paid time-off plan or policy applicable to such Transferred Staff Employee. Buyer and Sellers agree that, except for the Rollover PTO, any and all Liabilities with respect to accrued vacation benefits arising under applicable Law as a result of the transactions contemplated hereby shall be retained by Sellers and shall be paid and discharged in full by Sellers when and if due (“Longevity Benefits”). To the extent Sellers are obligated to pay Longevity Benefits to Transferred Staff Employees, Buyer and Sellers shall cooperate in good faith in the payment and discharge of such Longevity Benefits in full when and if due. If such payment is more conveniently processed through Buyer’s payroll, Buyer shall pay Longevity Benefits of Transferred Staff Employees and Sellers shall promptly reimburse Buyer for any payment of Longevity Benefits made by Buyer. Each offer of employment by Buyer to a Transferred Staff Employee will provide that such Transferred Staff Employee will be credited with accrued paid time-off under Buyer’s paid time-off plan or policy on the date the Transferred Staff Employee commences employment with Buyer in the amount equal to (a) the Transferred Staff Employee’s Rollover PTO, minus (b) the amount of paid time off taken by such Transferred Staff Employee under the applicable Seller paid time-off plan or policy during the period that begins on the Closing Date and ends on the Employee Transfer Date.
(d)For purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Transferred Staff Employee under each defined contribution retirement and group health plan or program of Buyer, Buyer shall cause each its defined contribution retirement and group health plans or programs to recognize each Transferred Staff Employee’s credited service, as of the Employee Transfer Date, under the comparable Employee Benefit Plans of

Sellers. In addition, Buyer shall recognize a Transferred Staff Employee’s service with Sellers for the purpose of determining eligibility for participation and level of benefits under any Buyer paid time-off plan or policy, to the extent permitted under applicable Law. Notwithstanding the foregoing, nothing in this Section 4.3(d) shall be construed to require crediting of service that would be in duplication of benefits for the same period of service.
(e)Promptly following the Closing Date, Sellers will provide Buyer with a true and complete list of the names, titles, job descriptions, compensation and benefits for each Staff Employee.
(f)This Section 4.3 is an agreement solely between Sellers and Buyer. Nothing in Section 4.3, whether express or implied, shall be considered to be a contract between Sellers or Buyer and any other Person, or shall confer upon any Staff Employee or Billable Personnel, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.
(g)The Parties hereby acknowledge that for purposes of this Section 4.3 only, the term “Buyer” shall also be deemed to include B G Staff Services Inc.
1.4Transfer Taxes. Sellers shall pay and be responsible for any sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), and shall indemnify and hold Buyer and its Affiliates harmless for any such Taxes. Buyer and Sellers shall use commercially reasonably efforts to minimize any such Transfer Taxes.
1.5Tax Responsibility; Tax Information; Tax Proration.
(a)Notwithstanding any other provision in this Agreement, Sellers and the Selling Person, as applicable, shall be responsible for any and all Taxes, including any and all income and capital gains Taxes and franchise or other Taxes based on overall gross or net income of Sellers, resulting from the consummation of the transactions contemplated by this Agreement and shall be responsible for Transfer Taxes in accordance with Section 4.4.
(b)Sellers and Buyer will provide the other Parties with such cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Assets or the Business, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.
(c)With respect to any personal property, ad valorem and other similar Tax (“Property Taxes”), including payments in-lieu-of Property Taxes,

assessed on any of the Assets for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the Liability for such Property Taxes shall be prorated on a daily basis between Buyer and Sellers as of the Closing Date, with Sellers being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. Prior to the Closing Date, Buyer and Sellers shall jointly, in good faith, estimate the amount of Property Taxes payable by Sellers with regard to a Straddle Period pursuant to this Section 4.5(c) and Buyer shall receive a credit against the amount due by Buyer at Closing. When the actual amount of Property Taxes are known, Buyer and Sellers shall readjust the amount of Property Taxes for which Sellers are liable in accordance with this Section 4.5(c) (by means of a payment from Sellers to Buyer or Buyer to Sellers, as the case may be).
(d)Promptly (and no later than three (3) Business Days) after the Closing Date, the Parties will cooperate in good faith to request a certificate of no tax due (a “Tax Clearance Letter”) from the Texas Comptroller showing that there are no taxes due for the Sellers or on any Assets used in the Business. Promptly after any Party receives the Tax Clearance Letter, such Party will deliver a copy of such Tax Clearance Letter to the other Parties.
1.6Name Change. No later than the tenth Business Day following the termination of the Employee Leasing Agreement, Sellers will file all documents necessary to change their respective names and the name of any Affiliates (including any “d/b/a’s”) to names bearing no similarity to “Horn Solutions” or “Horn Solutions Dallas”; provided, however, that Sellers may use the names “Horn Solutions” and “Horn Solutions Dallas” solely in connection with their obligations under the Employee Lease Agreement and the Transition Services Agreement.
1.7Discharge of Liabilities. Sellers shall pay or otherwise discharge, on or prior to the due date therefor and otherwise in accordance with the terms thereof, all Excluded Liabilities.
1.8Assignment of Assumed Contracts.
(a)Sellers shall use their reasonable best efforts to obtain and deliver to Buyer promptly upon receipt, but not later than 30 days after the Closing Date, all third Person consents that are necessary for the assignment and transfer of the Assumed Contracts and any other Asset to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer, including landlord consents in substantially the form described in Section 1.8(d). If Sellers are unable to obtain any such third Person consent, Sellers shall use their reasonable best efforts to cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable agreement between the third Person and Sellers. In addition, with respect to each agreement relating to the Business to which Sellers have provided staffing services at any time prior to January 1, 2022, and which is not an Assumed Contract (each, a “Non-Assumed Customer Contract”), in the event that the customer under such Non-Assumed Customer Contract requests staffing services from the Business following the Closing Date, then Sellers and Buyer will use commercially reasonable efforts to assign such Non-Assumed Customer Contract to the Buyer, novate such Non-Assumed Customer Contract to Buyer for no additional consideration, or cause such customer to enter into a new agreement with Buyer.

(b)Notwithstanding anything to the contrary in this Agreement or any ancillary transaction document or instrument delivered at Closing, to the extent that any Assumed Contract is not assignable to Buyer without the consent, approval, waiver, agreement or action of any other Person (other than Sellers), pursuant to the Assumed Contract or otherwise, there shall be no assignment or attempted assignment to Buyer of such Assumed Contract at the Closing under this Agreement in the absence of such Person’s consent, approval, waiver, agreement or action, unless otherwise agreed by the Parties in writing, and this Agreement shall not be deemed to constitute an assignment or attempted assignment thereof (each such asset, a “Nonassigned Contract”). Following the Closing, the Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate any Nonassigned Contract, so that, in any case, Buyer shall receive the benefits under such Nonassigned Contract and be solely responsible for such Assumed Liabilities from and after the Closing Date; provided, however, that neither the Sellers nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, the Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Nonassigned Contract to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. To the extent that any Nonassigned Contract cannot be transferred to Buyer following the Closing pursuant to this Section 4.8(b), Buyer and the Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Nonassigned Contract to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall pay, perform and discharge fully the Liabilities of the Sellers under any Nonassigned Contract from and after the Closing Date pursuant to such arrangements and the Sellers shall hold for the benefit of and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by the Sellers to the extent related to such Nonassigned Contract in connection with the arrangements under this Section 4.8(b).
1.9Accounts Receivable and Assumed Liabilities.
(a)Sellers shall promptly deliver to Buyer any payment received by, or on behalf of, Sellers with respect to the Accounts Receivable purchased by Buyer pursuant to this Agreement. To the extent that all or any portion of an Accounts Receivable purchased by Buyer pursuant to this Agreement is not collected by Buyer within 120 days following the Closing Date (the “Repurchase Date”), after notice by Buyer to Sellers to such effect, Sellers shall promptly purchase such Accounts Receivable from Buyer for an amount equal to the full amount of such uncollected Accounts Receivable, and Sellers shall thereafter have the right to pursue collection of such Accounts Receivable.
(b)Buyer shall promptly deliver to Sellers any payment received by, or on behalf of, Buyer with respect to any Accounts Receivable that are purchased by Sellers pursuant to the second sentence of Section 4.9(a).
(c)In pursuing collection of any Accounts Receivable purchased by Sellers pursuant to the second sentence of Section 4.9(a), Sellers agree to use their commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business.
(d)No later than the third Business Day following the Closing Date, Sellers shall deliver to Buyer an Aged A/R Report, an Aged A/P Report of Sellers, and a Fixed Asset Report, in each case as of the Closing Date and substantially in the form set forth in Schedule 2.6, and Buyer shall cooperate with Sellers with respect to producing and delivering these reports to the extent necessary.
1.10Financial Statements for Assets. Promptly and no later than 60 days following the Closing, Sellers will prepare and provide to Buyer and its Affiliates such historical financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by Buyer’s independent public accountants) and other information and data as are reasonably requested by Buyer to allow Buyer and its Affiliates to prepare and file with the Securities and Exchange Commission any historical and pro forma financial statements with respect to the Assets required by applicable U.S. federal securities laws, including Items 2.01 and 9.01 of Form 8-K under the Securities Exchange Act of 1934, as amended, and/or to permit or maintain the effectiveness of any registration statement under the Securities Act.
1.11Records.  Sellers may retain copies of Records that constitute Excluded Assets pursuant to Section 1.2(n) for a period not to exceed seven (7) years from the Closing Date and use any such Records in a manner similar to that in which they used Records prior to the Closing for any legitimate purposes not inconsistent with the terms of the Transaction Documents.
1.12Reporting. Until the Rule 144 restrictive legend is removed and for a period of one year thereafter, BG Parent will file all required annual, quarterly and current reports and proxy statements under the Securities Exchange Act of 1934, as amended. Until the first anniversary of (i) the Closing Date with respect to BG Parent Shares delivered at Closing and (ii) the conversion date with respect to BG Parent Shares delivered in connection with the Convertible Note and, in each case, to the extent permissible under applicable Law, BG Parent will cooperate in good faith on the removal, at Buyer Parties’ expense, of the Rule 144 legend in accordance with Rule 144 upon the written request of Sellers.
1.13Landlord Consents. Promptly following the Closing but not later than 30 days after the Closing Date, Sellers shall use their best efforts to obtain and deliver to Buyer the consent of the landlord of the Houston Office, Dallas Office, and Austin Office to their respective Lease Assignment Agreement in the form of consent attached as an exhibit to the Lease Assignment Agreement.
ARTICLE V
Indemnification
1.1Indemnification of Buyer. Sellers will indemnify, defend and hold Buyer, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all Proceeding costs and expenses and reasonable attorneys’ fees and expenses (collectively, “Losses”) that any Buyer Indemnitee may suffer or incur as a result of or relating to:
(a)the breach of any representation or warranty made by Sellers in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;

(b)the breach of any agreement or covenant made by Sellers in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(c)the breach of any fiduciary duty or other claim arising on or prior to the Closing Date under or with respect to any Employee Benefit Plans of Sellers as of the Closing Date or with respect to any period of time prior thereto;
(d)any Liability of Sellers, other than the Assumed Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring on or prior to the Closing Date;
(e)any Taxes of Sellers or the Selling Person for any taxable period, whether before or after the Closing Date, Taxes of Sellers or the Selling Person arising out of or resulting from the Assets and Business prior to the Closing Date, any Liability of Sellers or the Selling Person for unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), or as a successor or transferee by contract or otherwise, or payments pursuant to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement regarding Taxes or any other Taxes for which Sellers or the Selling Person is responsible under Section 4.4 or Section 4.5; or
(f)any CARES Act Liability, including any claim by any Governmental Body or the PPP Lender for repayment, penalties, or any violation of applicable Law relating to Sellers’ receipt, management, or use of the PPP Loan.
1.2 Indemnification of Sellers and the Selling Person. Buyer will indemnify, defend and hold Sellers, the Selling Person, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnitees”) harmless from any and all Losses that any Seller Indemnitee may suffer or incur as a result of or relating to:
(a)the breach of any representation or warranty made by Buyer Parties in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(b)the breach of any agreement or covenant made by Buyer Parties in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(c)the failure of Buyer to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Assumed Liabilities; or
(d)any Liability of Buyer, other than the Excluded Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring after the Closing Date.
1.3Survival. Subject to Section 5.4, the representations and warranties, covenants and agreements of Sellers and Buyer Parties made in or pursuant to this Agreement, the Seller Documents and the Buyer Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

1.4Time Limitation.
(a)After the Closing Date, a Buyer Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in any of the Seller Fundamental Representations and those made in Section 2.13 (Employee Benefit Plans), Section 2.18 (Environmental Matters), in each case, as to which a claim may be made at any time prior to 30 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof); provided, that, with respect to any Third Party Claims, Buyer must receive notice of such Third Party Claims prior to the expiration of such applicable statute of limitations), only if on or before the date that is 12 months after the Closing Date, the Buyer Indemnitee notifies Sellers of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.1(b), (c), (d), (e), and (f) and claims based upon intentional misrepresentation or common law fraud committed by Sellers or the Selling Person in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
(b)After the Closing Date, a Seller Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in any of the Buyer Fundamental Representations, in each case, as to which a claim may be made at any time prior to 45 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is 12 months after the Closing Date, the Seller Indemnitee notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.2(b), (c) and (d) and claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
1.5Limitations on Amount.
(a)Sellers.
(i)Sellers shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II unless and until the aggregate Losses claimed under Section 5.1 exceeds $200,000 (the “Threshold Amount”); provided, however, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Sellers’ Liability shall relate back to and include the first dollar of the aggregate Losses so claimed and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Seller Fundamental Representations, (B) indemnification pursuant to Sections 5.1(b), (c), (d), (e), and (f) and (C) claims based upon common law fraud committed by Sellers or the Selling Person in connection with this Agreement or the transactions contemplated hereby.
(ii)Sellers’ aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II shall not exceed $3,000,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not be applicable with respect to (1) breaches of the Seller Fundamental

Representations, for which the aggregate Liability of Sellers and the Selling Person for Losses under this Article V shall not exceed the Purchase Price (the “Purchase Price Cap”), (2) indemnification pursuant to Sections 5.1(b), (c), (d), (e), and (f) for which no limitation shall apply, and (3) claims based upon intentional misrepresentation or common law fraud committed by Sellers or the Selling Person in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
(b)Buyer.
(i)Buyer shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III unless and until the aggregate Losses claimed under Section 5.1 exceeds the Threshold Amount; provided, however, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Buyer’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Buyer Fundamental Representations, (B) indemnification pursuant to Sections 5.2(b), (c) and (d), and (C) claims based upon common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby.
(ii)Buyer’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III shall not exceed the Indemnification Cap; provided, however, that the Indemnification Cap shall not be applicable with respect to (1) breaches of the Buyer Fundamental Representations, for which the aggregate Liability of Buyer for Losses under this Article V shall not exceed the Purchase Price Cap, (2) indemnification pursuant to Sections 5.2(b), (c) and (d), for which no limitation shall apply, and (3) claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
1.6Right of Setoff. With respect to any valid claim for indemnification under this Article V, Purchase Price Adjustment in favor of Buyer pursuant to Section 1.6, or any breach of contract claim under this Agreement or any other Seller Document, Buyer is hereby authorized to setoff and apply any and all claims owing by Sellers to Buyer or a Buyer Indemnitee against the obligations, if any, owing by Buyer to Sellers in respect of this Agreement, including any Purchase Price Adjustment in favor of Sellers and/or payment of the Holdback Amount that may have otherwise been payable pursuant to Section 1.6, or any other Seller Document or Buyer Document including the Convertible Note. Such setoff is not the sole and exclusive remedy of Buyer.
1.7Matters Involving Third Party Claims.
(a)Promptly after the receipt by any Person entitled to indemnification pursuant to this Article V (the “Indemnified Party”) of notice of the commencement of any action by any Person who is not a Party to this Agreement (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any Party or Parties obligated to provide indemnification pursuant to this Article V (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its Liabilities hereunder, except to the extent that such failure to give notice shall materially and irrevocably prejudice any defense or claim available to the Indemnifying Party.
(b)If the Indemnifying Party, within ten days after receiving the Indemnified Party’s notice of the Third Party Claim, acknowledges in writing to the Indemnified Party that the Indemnifying Party will indemnify and hold the Indemnified Party harmless from and against any and all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim and provides the Indemnified Party at such time with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and pay, in cash, all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim, then the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Proceeding, (ii) the Third Party Claim seeks non-monetary damages, including an injunction, specific performance or equitable relief against any Indemnified Party, (iii) the Indemnifying Party has failed or is failing to (1) actively and diligently defend the Third Party Claim, (2) keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim, or (3) permit the Indemnified Party with the opportunity to participate in the defense of the Third Party Claim (at the Indemnified Party’s own expense, except as provided below), (iv) settlement, or an adverse judgment with respect to, the Third Party Claim is in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, or (v) the Indemnified Party has determined in good faith that there would be a conflict of interest or other materially detrimental or inappropriate matter associated with joint representation of the Indemnification Proceeding.
(c)If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise, or consent to any order or judgment with respect to, the Third Party Claim unless the proposed settlement or compromise, or judgement or order, as applicable, (1) involves only the payment of money by one or more Indemnifying Parties, (2) does not impose any injunction, specific performance or other equitable relief upon the Indemnified Party, (3) includes an unconditional release of the Indemnified Party and its Affiliates for any Liability arising from or related to such Third Party Claim, and (4) there is no finding or admission of any violation of Law or the rights of any Person by the Indemnified Party or its Affiliates, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses the Indemnified Party may suffer relating to or arising from the Third Party Claim and the Indemnifying Party may not claim that it does not have an indemnification obligation with respect thereto, (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided, that the fees and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the Third Party Claim or related Third Party Claims and the Indemnified Party shall have reasonably concluded that representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them; and (iv) it shall actively and diligently defend the Third Party Claim and keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim.
(d)If the Indemnifying Party does not assume the defense of any Third Party Claim, or if any condition to the Indemnifying Party’s assumption of the defense of any Third Party Claim set forth above becomes unsatisfied, the Indemnified Party may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate (and the Indemnified Party need not consult with, or obtain consent from, the Indemnifying Party in connection therewith) and shall be entitled to indemnification in respect thereof in accordance with Sections 5.1 or 5.2, as applicable. In no event shall the Indemnified Party settle any Third Party Claim while the defense thereof is controlled by the Indemnifying Party pursuant to and in accordance with this Section 5.7 without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
1.8Miscellaneous.
(a)Any specific Loss for which a Buyer Indemnitee or a Seller Indemnitee would otherwise be entitled to indemnification under the terms of this Article V shall not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 1.6 of this Agreement. A Buyer Indemnitee shall not be entitled to indemnification under the terms of this Article V for the uncollected amount of an Accounts Receivable if the full amount of such uncollected Accounts Receivable is repurchased from Buyer by Sellers in accordance with Section 4.9(a).
(b)Each of the representations and warranties in Articles II and III that contains any “material adverse change,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of determining whether a breach or alleged breach has occurred and the amount of Losses for which a Buyer Indemnitee or Seller Indemnitee are entitled to claim indemnification.
ARTICLE VI
Noncompetition and Nonsolicitation Agreement
1.1Noncompetition and Nonsolicitation.
(a)Restrictive Covenants. In consideration of the transactions contemplated by this Agreement, including the purchase of the Assets (and the goodwill associated therewith) and the Business, Sellers and the Selling Person covenant to Buyer that, for a period beginning on the Closing Date and continuing until five years after the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), Sellers, any Affiliate of Sellers, the Selling Person, and any Affiliate of the Selling Person (each, a “Covenanting Person”) will not, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person): (x) engage in, or have any financial interest in any other Person that engages in, the business of providing professional staffing services, including consulting, project loan staff, interim, direct hire and managed services specializing in finance, accounting and technology (a “Competing Business”) within the United States of America; (y) solicit or influence, or attempt to solicit or influence, any customer or any probable customer of the Business, Buyer or Buyer’s Affiliates, or any Person that is, or during the period preceding the Closing Date was, a purchaser of services from Sellers, Buyer or their respective Affiliates, to purchase any services from any Competing Business or from any Person other than Buyer or its Affiliates; or (z) solicit, entice, induce or hire any Person who is an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, or who becomes an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, to become employed or independently contracted by any other Person or to leave his or her employment with the Business, Buyer or Buyer’s Affiliates or cease independently contracting for the Business, Buyer or Buyer’s Affiliates, or approach any such employee, temporary personnel or billable staffing independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person.
(b)Exception. It will not be a violation of the restrictive covenants set forth in Section 6.1(a) for a Covenanting Person to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class.
(c)Equitable Relief. Sellers and the Selling Person acknowledge and agree that Buyer would be irreparably harmed by any breach of the restrictive covenants set forth in Section 6.1(a) and that, in addition to all other rights and remedies available to Buyer at Law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 6.1(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.
(d)Representations. Sellers and the Selling Person represent to Buyer that each is willing and able to engage in businesses that are not restricted pursuant to this Section 6.1 and that enforcement of the restrictive covenants set forth in this Section 6.1 will not be unduly burdensome to Sellers or the Selling Person. Sellers and the Selling Person acknowledge that their agreement to the restrictive covenants set forth in this Section 6.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. Sellers and the Selling Person acknowledge and agree that the restrictive covenants and remedies set forth in this Section 6.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
(e)Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 6.1 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 6.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
ARTICLE VII
Miscellaneous
1.1Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the Parties at the following email addresses or facsimile numbers (or to such other address, email address or facsimile number as such Party may have specified by notice given to the other Parties pursuant to this provision):

if to Buyer Parties:	with copies to:

BGSF Professional, LLC 5850 Granite Parkway, Suite 730 Plano, Texas 75024 Attention: CFO Email: cfo@bgstaffing.com	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 Attention: Paul S. Conneely Facsimile: (214) 855-8200 Email: paul.conneely@nortonrosefulbright.com

if to Sellers or the Selling Person:	with copies to:

Horn Solutions, Inc. and Horn Solutions Dallas, LLC 114 Briar Hill Dr. Houston, TX 77042 Attention: Gary Horn Email: ghorn@hornsolutions.net glhorn52@gmail.com	Horn Solutions, Inc. 17424 W. Grand Parkway, #147 Sugar Land, TX 77479 Attention: Mike G. Reinecke Email: mreinecke@hornsolutions.net 1923wk@gmail.com

1.2Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party hereto until such delivering Party has received signature pages from all Parties signatory to this Agreement.
1.3Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement.
1.4Severability. Subject to Section 6.1(e), the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.
1.5Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Sellers or Buyer without the prior written consent of Buyer or Sellers, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, Buyer may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release Buyer of any of its obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the Parties hereto.
1.6Entire Agreement; Amendment. This Agreement and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of Sellers contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of Sellers under this Agreement. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.
1.7Specific Performance; Remedies Not Exclusive. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
1.8GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
1.9Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.
1.10Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
1.11Certain Definitions. For purposes of this Agreement:
(a)the term “Accounts Receivable” means any accounts or notes receivable of Sellers, including (i) all trade accounts receivable and other rights to payment from customers of Sellers, and the full benefit of all security for such accounts or rights to payment; (ii) all other accounts or notes receivable of Sellers, and the full benefit of all security for such accounts or notes; (iii) any revenue of the Business generated on or prior to the Closing Date that has not yet been invoiced by Sellers as of the Closing Date; and (iv) any claim, remedy or other right related to any of the foregoing, in each case, net of any reserves as of the Closing Date;
(b)the term “Adjusted Net Working Capital” means (x) the current assets of Sellers (not including Cash Equivalents of Sellers or any other Excluded Assets) minus (y) the current Liabilities of Sellers (not including Indebtedness of Sellers or any other Excluded Liabilities);
(c)the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, now or in the future, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;
(d)the term “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Dallas, Texas are permitted or required to be closed;
(e)the term “Buyer Fundamental Representations” means, collectively, those representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(i) (No Violation of Organizational Documents) and Section 3.5 (No Brokers).
(f)the term “CARES Act” means the Coronavirus Aid, Relief, Economic Security Act, as signed into law by the President of the United States on March 27, 2020.
(g)the term “CARES Forgivable Uses” means uses of proceeds of the PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act.
(h)the term “Cash Equivalents” means the positive difference between (i) all cash, bank deposits, investments in cash management funds, negotiable money orders and checks (including those held by Sellers as of the Closing Date but not yet deposited), less (ii) all checks, drafts or wire transfers issued by Sellers (including those not yet cleared) that are outstanding as of the Closing Date;
(i)the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(j)the term “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing;
(k)the term “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods;
(l)the term “Governmental Body” means any governmental or quasi-governmental agency, authority, commission, board or other body;
(m)the term “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, and includes any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls;
(n)the term “Indebtedness” means all obligations of Sellers or the Selling Person for borrowed money, including all principal, accrued but unpaid interest, prepayment penalties, breakage costs or other similar amounts payable in respect of such borrowed money or the repayment thereof;
(o)the term “Independent Accounting Firm” means BDO USA LLP or a successor of such firm, or if such firm declines to act or is, at the of submission thereto, unable to act or a principal independent auditor of Buyer or Sellers, or in any manner associated with or being compensated or employed by Buyer or Sellers, another accounting firm of national reputation reasonably acceptable to Buyer and Sellers for purposes of resolving any disputes pursuant to Section 1.6(c) or Section 1.10;
(p)the term “Intellectual Property” means any and all registered and unregistered patents, trademarks, service marks, logos, email addresses, domain names, trade names, and registered copyrights, and applications for and licenses (to or from Sellers) with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by Sellers and used in the Business or with respect to which Sellers, with respect to the Business, has any license or use rights;
(q)the term “Knowledge of Sellers” or similar language, means the actual knowledge of Gary Horn, Scott Patenaude, Rob Robinson, Majane Martin, or Mike Reinecke after conducting a reasonable inquiry and investigation into the subject matter of such representation and warranty;
(r)the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community or otherwise), contingency or other encumbrance or claim of any nature;

(s)the term “Organizational Document” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto;
(t)the term “Party” means any of Buyer, BG Parent, Sellers or the Selling Person;
(u)the term “Permit” means any permit, license, authorization, approval, quality certification, franchise or right;
(v)the term “Permitted Liens” means (i) mechanic’s and material men’s liens and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent, (ii) liens for Taxes that are not delinquent or are being contested in good faith and by appropriate proceedings to the extent disclosed on the Latest Balance Sheet, or (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the real property leased by Sellers;
(w)the term “Person” means any individual, corporation, partnership, Governmental Body or other entity;
(x)the term “Proceeding” means any action, arbitration, audit, hearing, investigation or inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator;
(y)the term “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form;
(z)the term “Seller Fundamental Representations” means, collectively, those representations and warranties set forth in Section 2.1 (Organization), Section 2.2 (Authority), Section 2.3(c) (Title to Assets), Section 2.4(i) (No Violation of Organizational Documents), Section 2.8 (Taxes), and Section 2.20 (No Brokers); and
(aa)the term “Target Net Working Capital” means the amount of $2,374,000.
1.12Guaranty by the Selling Person. In consideration of the execution and delivery by Buyer of this Agreement, the Selling Person hereby guarantees absolutely and unconditionally to Buyer (a) the due and punctual performance, when and as due, of all obligations of Sellers arising under or pursuant to this Agreement, and (b) the due and punctual payment of all sums, if any, now or hereafter owed by Sellers arising under or pursuant to this Agreement.
1.13Publicity. The Parties agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued or made by or on behalf of any Party without the prior written consent of the other Party, except (a) for any such release or announcement that may, in the reasonable judgment of the releasing Party and following written notice to the other Party, be required by applicable Law or any United States securities exchange or securities exchange on which securities of the releasing Party (or any of its Affiliates) are listed, and (b) that, following the Closing and after consultation and coordination with the Buyer Parties, the Sellers may make such announcements to their respective employees. The press release mutually prepared prior to the Closing will be issued by Buyer Parties promptly after the Closing.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER PARTIES:
BGSF Professional, LLC
By:    /s/ Beth Garvey
Name:    Beth Garvey
Title:    President and Chief Executive Officer

BGSF, Inc.
By:    /s/ Beth Garvey
Name:    Beth Garvey
Title:    Chair, President and Chief Executive Officer

                [Signature Page to Asset Purchase Agreement]

SELLERS:
Horn Solutions, Inc.
By:    /s/ Gary Horn
Name:    Gary Horn
Title:    CEO

Horn Solutions Dallas, LLC

By:    /s/ Gary Horn
Name:    Gary Horn
Title:    CEO
Solely for the purposes of Article VI and Section 7.12:
SELLING PERSON:
/s/ Gary Horn___________________________
Gary Horn

                [Signature Page to Asset Purchase Agreement]

Exhibits
A        Convertible Note
B        Bill of Sale
C        Assignment and Assumption Agreement
D        Employment Agreement for Scott Patenaude
E        Employment Agreement for Rob Robinson
F        Transition Services Agreement
G        Employee Leasing Agreement
Schedules
1.1(d)        Customer Contracts
1.1(e)        Billable Personnel Contracts
1.1(f)        Billable Staffing Independent Contractor Contracts
1.1(g)        Other Assumed Contracts
1.2(m)        Excluded Personal Property
1.5        Purchase Price Instructions
1.6(a)        Target Net Working Capital
2.1        Foreign Qualifications/Assumed Names
2.2        Equity Holders
2.3(a)        Street Addresses of Real Property
2.6        Financial Information
2.8        Taxes
2.11        Permits
2.12(a)        Staff Employees
2.12(b)        Billable Personnel
2.12(c)        Billable Staffing Independent Contractors
2.13(a)        Employee Benefit Plans
2.13(g)        COBRA Continuation Coverage
2.14(b)        Description of Employment-Related Agreements and Policies
2.14(d)        Currently Effective Agreements not Otherwise Scheduled
2.15        Customers
2.17        Intellectual Property
2.22        Restrictive Legend
4.3(a)        Transferred Staff Employees
4.3(b)        Transferred COBRA Participants

Exhibit A
Convertible Note
[See attached.]

Exhibit B
Bill of Sale
[See attached.]

Exhibit C
Assignment and Assumption Agreement
[See attached.]

Exhibit D
Employment Agreement for Scott Patenaude
[See attached.]

Exhibit E
Employment Agreement for Rob Robinson
[See attached.]

Exhibit F
Transition Services Agreement
[See attached.]

Exhibit G
Employee Leasing Agreement
[See attached.]